Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
The Hartford Insurance Group, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share (“Common Stock”), reserved for issuance under The Hartford 2025 Long Term Incentive Stock Plan	Rule 457(c) and Rule 457(h)	3,026,664	(1)	$122.32	$370,221,540.48	(2)	0.00015310	$56,680.92
Total Offering Amounts						$370,221,540.48	(2)		$56,680.92
Total Fee Offsets									$0
Net Fee Due									$56,680.92

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Common Stock of the Registrant as may become available for issuance pursuant to The Hartford 2025 Long Term Incentive Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based upon the average of the high and low prices of the Registrant’s Common Stock on July 21, 2025, as reported by NYSE, which was $122.32.